Exhibit 10.18

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of JUNE 1, 2003 (the "Effective Date") by and between CHAMPIONLYTE HOLDINGS, INC., a Florida Corporation ("Company" or "the company") and DAVE GOLDBERG ("Executive").

WITNESSETH:

WHEREAS, Company desires to employ the Executive upon and subject to the terms and conditions set forth herein and the Executive desires lo accept such employment; and

WHEREAS the parties wish to set forth the terms and conditions upon which the Executive is to be employed;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. NATURE OF EMPLOYMENT The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by Company, as its President and Chief Executive Officer. In such capacity, Executive shall perform such duties and have such responsibilities as may be assigned by the Board from time to lime that are normally inherent in such capacities in companies of similar size and character. In addition, during the Employment Term, the Company shall appoint Executive to serve as Chairman of the Board; provided the Company agrees that Executive shall be indemnified for serving in such capacity on a basis no less favorable than is provided by the Company's By-laws and to other members of the Board.

     2. BEST EFFORTS The Executive shall s serve Company faithfully, devoting as much of his lime as is needed and his attention, energy, effort, technical knowledge, know-how and skill to best promote the business and interests of Company. The Executive shall at all times use his best efforts to preserve and maintain the business relationships between Company and its Executives, clients and suppliers. During the Term of this Agreement, the Executive shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

     3. TERM OF EMPLOYMENT The initial term of employment shall be two (2) years (the "Term"), beginning on the Effective Date unless sooner terminated in accordance with Section 5 below. After the initial two (2) year agreement, the agreement shall automatically renew on the anniversary of its expiration unless one party notifies the other in writing, certified mail, return receipt requested, no later than thirty days (30) prior to the anniversary date of the Agreement, of the intention to not renew the Agreement.

     4.0 COMPENSATION

     4.1 BASE SALARY -The Company shall pay the Executive $3,500 per month in the Company's common stock for the first year and $4,000 per month in the Company's common stock in the second year. Should the agreement be renewed, the executive shall receive an increase of 10% per annum for each year that the agreement is


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     renewed. Company agrees t0 issue to Executive shares of its common stock that are fully paid and nonassessable and unrestricted. In the event the Company does not have unrestricted shares available to issue lo Executive it shall issue restricted shares and grant Executive a `piggyback' registration right with respect to the shares. In addition, for as long as Executive is a member of the board of directors of the Company he shall receive compensation equal to that given to all other members of the board of directors.

     4.2 WARRANT BONUS. In consideration of his entry into this Agreement, Executive shall be entitled to receive 100,000 warrants to purchase the Parent Company's common stock for a term of two years at a price equal to $.25 per share. These options to be evidenced by a written form to issued within 30 days following the execution of this Agreement. In addition should the Executive be employed by the Company 90 days from the Effective Date herein, the Executive will receive a Warrant pursuant to purchase an additional 100,000 shares of the Parent Company's stock in 90 days from the Effective Date and each 90 day period through the term of this agreement at and exercise prim equal to 100% of the Parent Company's closing stock price as of that date. These warrants shall carry a term of two years. Parent Company agrees to grant to Executive 'piggyback' registration rights for any warrants issued to Executive prior to the Parent Company filing any registration statement for the Parent Company's common shares.


     4.4 BONUS. The Executive shall be entitled to a bonus as follows: Personal Performance Commission based on sales made as a direct result of Executive's own efforts, equal to 1% of Gross Sales, payable on a quarterly basis. Executive shall continue to receive commissions on sales made as a direct result of Executive's own efforts for a period of one (1) year following his employment separation from the Company regardless of the reason for the employment separation. This clause shall be null and void should the executive be terminated pursuant to Section 5.4 hereunder (termination for cause).


     4.5 BENEFITS The Executive shall be entitled to four (4) weeks paid vacation and Five (5) personal days and eleven (11) holidays to be agreed upon by the executive and the Board of Directors in each twelvemonth period beginning with the Effective Date of this Agreement, in accordance with the Company's policies regarding accrual and use of vacation for the Company's similarly situated executives. There shall be no carryover of unused vacation and personal days from year to year. The Executive shall be entitled to participate in all benefit plans maintained by Company, specifically including but not limited to health insurance, life insurance, travel insurance, and group disability insurance, in accordance with the terms of the plans. As shall be determined by the Board of Directors the Executive shall be entitled to personal leave.

     4.6 EXPENSES DURING THE TERM. The Executive shall be reimbursed by Company for expenses reasonably and necessarily incurred by him in connection with her duties on behalf of Company, subject to appropriate documentation in accordance with Company's expense reimbursement policy: provided that expenses in excess of $1,000 shall require the prior approval of the Board of Directors. Payment for expenses shall be provided to Executive at the end of each month for expenses mewed the previous month. The Executive shall be reimbursed for reasonable travel and business entertainment expenses.


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     5.0 TERMINATION

     5.1 TERMINATION UPON DISABILITY It Executive becomes totally or partially physically or mentally disabled, such that HE is unable with or without a reasonable accommodation to perform her duties hereunder for a period of 60 days in any 120 consecutive calendar day period or for an aggregate of 120 days within any 12 consecutive month period, the Company shall have the right to terminate the Executive's employment hereunder by giving the Executive thirty (30) days Written notice to that effect. In the event of Executive's termination pursuant to this Section 5.1, the Company shall pay Executive, in full satisfaction of all of its obligations hereunder, all compensation and benefits to which is entitled through the date of termination, but shall be entitled to a credit against this obligation in the amount of any disability insurance benefits received by Executive during such period from a disability insurance policy paid for by the Company, or from the Social Security disability program.

          5.1.1. DETERMINATION OF DISABILITY Any question as to the existence of the disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician. Each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the foregoing, the receipt of long-term disability benefits by the Executive shall constitute conclusive proof of the Executive's disability for purposes of this Agreement.

     5.2. TERMINATION UPON DEATH If the Executive dies, his employment and the Company's obligation to pay the Base Salary and Bonus, if any, shall terminate as of the date of Executive's death; provided, however, that Executive's estate shall be entitled to receive any unpaid amounts of the Annual Salary, and any Bonus earned up to the date on which Executive's death occurs, which payments shall be made at such times as they would have been paid to Executive.

     5.3 TERMINATION BY MUTUAL AGREEMENT Executive's employment under this Agreement may be terminated by the mutual agreement of the parties to this Agreement, on such terms as may be agreed.

     5.4 TERMINATION BY THE COMPANY FOR CAUSE

          5.4.1 The Company may terminate Executive's employment hereunder for Cause.

          5.4.2 For purposes of this Section 5, "Cause" shall mean: (i) commission of a willful act of dishonesty in the course of the Executive's duties hereunder, (ii) conviction by a Court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) the Executive's continued, habitual intoxication or performance under the influence of controlled substances during working hours, after the Company shall have provided written notice to the Executive


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     and gave the Executive thirty (30) days within which to commence rehabilitation with respect thereto, and the Executive shall have failed to commence such rehabilitation, (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism, (v) engaging in any act which has the potential for material injury to the Company, (vi) the Executive's willful personal misconduct, action or inaction, inability or refusal to perform duties and responsibilities described in Section 1 above, or to carry out directives of the Board, inability or refusal to perform duties and responsibilities described in Section 1 above or to carry out directives of the Board or (vii) material non- compliance with the terms of this Agreement.

          5.4.3 In the event the Company terminates Executive's employment hereunder for Cause, the Company shall pay him all compensation, prorated bonus, and benefits due to him pursuant to this Agreement through the date of termination in full satisfaction d all of the Company's obligations to Executive.

     5.5 TERMINATION FOR OTHER REASONS The Company may in its sole discretion, terminate the Executive's employment for any reason within the first 90 days of the Effective Date of this Agreement. In the event the Company terminates under this clause, the Company shall pay to Executive the sum of three months severance, payable in three equal monthly amounts and with no further obligation on the part of the Company. After 90 days of employment, in the event the Company terminates the Executive's employment for reasons other than for Cause or pursuant to the provisions outlined in sections
     5.1. 5.2, or 5.3, the Company shall continue to pay to Executive his Base Salary, BENEFITS, COMMISSIONS, AND PRORATED BONUS, for a period of three months following the date he receives notice of such termination.

     5.6 Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section are conditioned upon and subject to the Executive's execution of a general waiver and release, in such reasonable form as shall be prepared by the Company, of a11 claims the Executive may have against the Company.

     6.0 PROTECTION OF CONFIDENTIAL INFORMATION.

     6.1 DEFINITION The Company and its affiliates has acquired and will develop certain trade secrets and other confidential and proprietary information, including without limitation methods of operation, financial information, strategic planning, operational budgets and strategies, software (including specifications, programs and documentation), marketing information and strategies, merger and acquisition strategies, payroll data, management systems, client and vendor lists and client and vendor information (collectively the "Confidential Information"), to which the Executive will have access as a result of her employment. Confidential information does not include information generally known in the industry or which has become part of the public domain other than by reason of the Executive's breach of this Agreement. Confidential Information does not include any and all information which the Executive has brought to the Company as a result of hat years of experience iii the beverage industry. Such information shall include, but not be limited to, the information that Executive brings to the Company in terms of her contacts in the industry and her knowledge about pricing and vendors.


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     6.2 RETURN Upon termination of his employment for any reason, Executive will immediately deliver to Company all papers, books, manuals, lists, software, computer discs and data, correspondence and documents (in any medium whether in writing, on magnetic tape or in electronic or other form) containing or relating to the Confidential Information, and he will neither copy nor take any such material with his upon leaving Company's employ.

     6.3 NONDISCLOSURE Executive will not at any time either while employed by Company or after the termination of his employment reveal any Confidential Information to any other person or business entity, except as required by his duties for Company or by law.


     6.4 REMEDIES Executive acknowledges and agrees that (a) Company is engaged in a highly competitive business, (b) the Confidential Information of Company would be valuable to Company's competitors by virtue of the fact that it is not generally known to the public or in the industry; (c) the provisions of this Section are fair and reasonable to protect Company's business interests and competitive position and are of vital concern to Company, and, (d) breach of this Section by Executive would cause Company irreparable harm, for which monetary damages would not adequately compensate Company. Therefore, the Executive agrees that the, restrictions set forth in this Section may be enforced by injunction, without the requirement of any bond, in addition to whatever other rights or remedies are available to Company.

     8.0 NON-COMPETITION AND NON-SOLICITATION

     8.1 NON-SOLICITATION; NON-INTERFERENCE. During the Term and for a period of ONE year(s) after the termination of Executive's employment with Company, Executive will not directly or indirectly, on HIS own behalf or on behalf of any other person or business entity, (i) induce, entice, solicit, hire or attempt to hire, or assist in the inducement, enticement, Solicitation, hiring, or attempted hiring of, any of Company's or its affiliates' employees to work for any other person or business entity, in any other capacity or (ii) influence or attempt to influence any person that is a contracting party with Company or its affiliates as of the dale of this Agreement or at any time during the Term of this Agreement, to terminate any written or oral agreement with Company or its affiliates.

     9. ARBITRATION Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, with The exception (at Company's option) of sections 6,7 and 8, shall be settled by binding arbitration in the county of Dade, State of Florida, in accordance with the then-existing Employment Dispute Resolution Rule of the American Arbitration Association
     (AAA), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. If the parties cannot agree upon an arbitrator(s), the arbitration shall be administered by the AAA. All applicable statutes bf limitation shall apply to any controversy or claim. The Company shall bear all costs incurred by the Executive pursuant to this Arbitration provision, such as attorney's fees, travel expenses, and the arbitrator's fees.

     10. ENTIRE AGREEMENT This Agreement (including any Schedules attached) supersedes any and all prior Agreements or understandings with respect to the employment of the Executive. Any modification, termination or waiver of any provision of this Agreement


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     shall be effective only if contained in a writing signed by the party to be charged, and no such waiver in one instance shall operate as a Waiver of ally other provision or of any subsequent breach of the provision waived.

     11. SEVERABILITY OF PROVISIONS The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining Provisions shall not be affected.

     12. BLUE-PENCILLING If an arbitrator or a court of competent jurisdiction determines that any of the restrictions against disclosure of Confidential Information, Competition and/or solicitation contained in this Agreement are invalid in whole or in pail due to overbreadth, whether geographically, temporally, or otherwise, such arbitrator or cortt is specifically authorized and requested to reform such provision by modifying it to the smallest extent necessary to render it valid and enforceable, and to enforce the provision as modified.

     13. ASSIGNMENT This Agreement is a personal contract and may not be sold, transferred or assigned by the Executive, except with respect to Compensation to be received hereunder, which may be assigned by written notice to Company. It shall be assignable by Company to any party that acquires a substantial portion of the assets, stock or business of Company, provided that the assignee assumes this Agreement.

     14. Benefit The rights and covenants of this Agreement shall inure and extend to the parties hereto, their respective personal representatives, heirs, successors, corporate parents, subsidiaries, and affiliates, and permitted assigns.

     15. MISCELLANEOUS

          (a) The section and paragraph headings in this Agreement are included for convenience only.

          (b) By signing this Agreement, the Company warrants (1) that it is a corporation duly organized, validly existing and in good standing under the laws of all jurisdictions in which it is incorporated and/or licensed to conduct business; (2) that it has full authority to enter into and perform its obligations under this Agreement, and that the corporate officer signing on its behalf has authority 10 do so; and
          (3) that to the best of its knowledge there exists no actual or threatened proceeding or investigation of any kind against the Company or to which the Company might become a party which might affect the validity or enforceability of this Agreement.

          (c) This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of FLORIDA without reference to its principles of conflict of laws, or to the principles of conflict of laws of any other jurisdiction which would cause the application of the law of any jurisdiction other than the Slate of FLORIDA


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          (e) This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dale first above written.

COMPANY
BY: /s/ Dave Goldberg
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Pres.
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Executive: